EXHIBIT 99.2
NARRATIVE DESCRIPTION OF AMENDMENT TO
2001 STOCK OPTION AND INCENTIVE AWARD PLAN,
AS AMENDED AND RESTATED
     The 2001 Stock Option and Incentive Award Plan, as amended and restated (the “Stock Plan”) of Aaron’s, Inc. (the “Company”) was amended so that all references in the Stock Plan to the Company’s previously outstanding Common Stock, par value $0.50 per share or Class A Common Stock, par value $0.50 per share (the “Class A Common Stock”) are deemed to refer to the combined class of Class A Common Stock now titled Common Stock.